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                                                                 Exhibit 3.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            TRANSDIGM HOLDING COMPANY

                Under Section 242 of the General Corporation Law

            TransDigm Holding Company, a corporation organized under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on September 23, 1993.

            2. The first paragraph of Paragraph Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

            FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000, consisting of 900,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 100,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock").

                  Upon the effectiveness of this Certificate of Amendment of the
            Restated Certificate of Incorporation of the Corporation pursuant to the Delaware General Corporation Law, each ten issued and outstanding shares of Common Stock shall thereby and thereupon be combined into one validly issued, fully paid and non-assessable share of Common Stock; and each ten issued and outstanding shares of Class A Common Stock shall thereby and thereupon be combined into one validly issued, fully paid and non-assessable share of Class A Common Stock.

            3. The amendment of the Restated Certificate of Incorporation of the Corporation set forth in the preceding paragraph has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law, the Board of Directors of

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the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment; and written notice of the adoption of such amendment by the stockholders without a meeting by less than unanimous written consent having been given to those stockholders from whom such written consent was not received.


                                       2
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            IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this certificate on the 20th day of December 1993.


                                    TRANSDIGM HOLDING COMPANY


                                    By:/s/ Douglas W. Peacock
                                       ----------------------
                                       Douglas W. Peacock
                                       President

Attest:

/s/ Steven P. Dolberg
---------------------
Steven P. Dolberg
Secretary